5

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 5)*

Wendy’s International, Inc.

(Name of Issuer)

Common Shares $.10 stated value

(Title of Class of Securities)

950590109

(CUSIP Number)

Stuart I. Rosen, Esq.

General Counsel

Trian Fund Management, L.P.

280 Park Avenue, 41st Floor

New York, New York 10017

(212) 451-3000

(Name, Address and Telephone Number of Person Authorized to

Receive Notices and Communications)

December 1, 2006

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box / /.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

CUSIP No. 950590109

1	NAME OF REPORTING PERSON
Trian Fund Management, L.P.

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3454182

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /X/
(b) / /
3	SEC USE ONLY

4	SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
	ITEMS 2(d) or 2(e)	/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7	SOLE VOTING POWER
0

8	SHARED VOTING POWER
7,998,200

9	SOLE DISPOSITIVE POWER
0

10	SHARED DISPOSITIVE POWER
7,998,200

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
7,998,200

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/ /
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.4%

14	TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 950590109

1	NAME OF REPORTING PERSON
Trian Fund Management GP, LLC

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3454087

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /X/
(b) / /
3	SEC USE ONLY

4	SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
	ITEMS 2(d) or 2(e)	/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7	SOLE VOTING POWER
0

8	SHARED VOTING POWER
7,998,200

9	SOLE DISPOSITIVE POWER
0

10	SHARED DISPOSITIVE POWER
7,998,200

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
7,998,200

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/ /
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.4%

14	TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 950590109

1	NAME OF REPORTING PERSON
Trian Partners GP, L.P.

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3453775

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /X/
(b) / /
3	SEC USE ONLY

4	SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
	ITEMS 2(d) or 2(e)	/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7	SOLE VOTING POWER
0

8	SHARED VOTING POWER
3,666,844

9	SOLE DISPOSITIVE POWER
0

10	SHARED DISPOSITIVE POWER
3,666,844

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,666,844

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/ /
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.8%

14	TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 950590109

1	NAME OF REPORTING PERSON
Trian Partners General Partner, LLC

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3453595

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /X/
(b) / /
3	SEC USE ONLY

4	SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
	ITEMS 2(d) or 2(e)	/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7	SOLE VOTING POWER
0

8	SHARED VOTING POWER
3,666,844

9	SOLE DISPOSITIVE POWER
0

10	SHARED DISPOSITIVE POWER
3,666,844

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,666,844

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/ /
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.8%

14	TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 950590109

1	NAME OF REPORTING PERSON
Trian Partners, L.P.

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3453988

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /X/
(b) / /
3	SEC USE ONLY

4	SOURCE OF FUNDS
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
	ITEMS 2(d) or 2(e)	/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7	SOLE VOTING POWER
0

8	SHARED VOTING POWER
727,033

9	SOLE DISPOSITIVE POWER
0

10	SHARED DISPOSITIVE POWER
727,033

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
727,033

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/ /
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.8%

14	TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 950590109

1	NAME OF REPORTING PERSON
Trian Partners Master Fund, L.P.

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 98-0468601

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /X/
(b) / /
3	SEC USE ONLY

4	SOURCE OF FUNDS
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
	ITEMS 2(d) or 2(e)	/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7	SOLE VOTING POWER
0

8	SHARED VOTING POWER
2,777,305

9	SOLE DISPOSITIVE POWER
0

10	SHARED DISPOSITIVE POWER
2,777,305

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,777,305

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/ /
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
2.9%

14	TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 950590109

1	NAME OF REPORTING PERSON
Trian Partners Master Fund (Non-ERISA), L.P.

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 98-0471467

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /X/
(b) / /
3	SEC USE ONLY

4	SOURCE OF FUNDS
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
	ITEMS 2(d) or 2(e)	/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7	SOLE VOTING POWER
0

8	SHARED VOTING POWER
162,506

9	SOLE DISPOSITIVE POWER
0

10	SHARED DISPOSITIVE POWER
162,506

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
162,506

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/ /
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.2%

14	TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 950590109

1	NAME OF REPORTING PERSON
Trian Partners Parallel Fund I, L.P.

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3694154

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /X/
(b) / /
3	SEC USE ONLY

4	SOURCE OF FUNDS
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
	ITEMS 2(d) or 2(e)	/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7	SOLE VOTING POWER
0

8	SHARED VOTING POWER
134,952

9	SOLE DISPOSITIVE POWER
0

10	SHARED DISPOSITIVE POWER
134,952

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
134,952

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/ /
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.1%

14	TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 950590109

1	NAME OF REPORTING PERSON
Trian Partners Parallel Fund I General Partner, LLC

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3694293

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /X/
(b) / /
3	SEC USE ONLY

4	SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
	ITEMS 2(d) or 2(e)	/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7	SOLE VOTING POWER
0

8	SHARED VOTING POWER
134,952

9	SOLE DISPOSITIVE POWER
0

10	SHARED DISPOSITIVE POWER
134,952

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
134,952

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/ /
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.1%

14	TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 950590109

1	NAME OF REPORTING PERSON
Trian Partners Parallel Fund II, L.P.

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 87-0763105

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /X/
(b) / /
3	SEC USE ONLY

4	SOURCE OF FUNDS
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
	ITEMS 2(d) or 2(e)	/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7	SOLE VOTING POWER
0

8	SHARED VOTING POWER
30,567

9	SOLE DISPOSITIVE POWER
0

10	SHARED DISPOSITIVE POWER
30,567

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
30,567

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/ /
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.0%

14	TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 950590109

1	NAME OF REPORTING PERSON
Trian Partners Parallel Fund II GP, L.P.

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 87-0763102

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /X/
(b) / /
3	SEC USE ONLY

4	SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
	ITEMS 2(d) or 2(e)	/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7	SOLE VOTING POWER
0

8	SHARED VOTING POWER
30,567

9	SOLE DISPOSITIVE POWER
0

10	SHARED DISPOSITIVE POWER
30,567

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
30,567

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/ /
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.0%

14	TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 950590109

1	NAME OF REPORTING PERSON
Trian Partners Parallel Fund II General Partner, LLC

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 87-0763099

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /X/
(b) / /
3	SEC USE ONLY

4	SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
	ITEMS 2(d) or 2(e)	/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7	SOLE VOTING POWER
0

8	SHARED VOTING POWER
30,567

9	SOLE DISPOSITIVE POWER
0

10	SHARED DISPOSITIVE POWER
30,567

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
30,567

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/ /
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.0%

14	TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 950590109

1	NAME OF REPORTING PERSON
Nelson Peltz

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: ###-##-####

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /X/
(b) / /
3	SEC USE ONLY

4	SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
	ITEMS 2(d) or 2(e)	/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7	SOLE VOTING POWER
0

8	SHARED VOTING POWER
7,998,200

9	SOLE DISPOSITIVE POWER
0

10	SHARED DISPOSITIVE POWER
7,998,200

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
7,998,200

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/ /
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.4%

14	TYPE OF REPORTING PERSON
IN

SCHEDULE 13D

CUSIP No. 950590109

1	NAME OF REPORTING PERSON
Peter W. May

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: ###-##-####

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /X/
(b) / /
3	SEC USE ONLY

4	SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
	ITEMS 2(d) or 2(e)	/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7	SOLE VOTING POWER
0

8	SHARED VOTING POWER
7,998,200

9	SOLE DISPOSITIVE POWER
0

10	SHARED DISPOSITIVE POWER
7,998,200

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
7,998,200

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/ /
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.4%

14	TYPE OF REPORTING PERSON
IN

SCHEDULE 13D

CUSIP No. 950590109

1	NAME OF REPORTING PERSON
Edward P. Garden

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: ###-##-####

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /X/
(b) / /
3	SEC USE ONLY

4	SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
	ITEMS 2(d) or 2(e)	/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7	SOLE VOTING POWER
0

8	SHARED VOTING POWER
7,998,200

9	SOLE DISPOSITIVE POWER
0

10	SHARED DISPOSITIVE POWER
7,998,200

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
7,998,200

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/ /
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.4%

14	TYPE OF REPORTING PERSON
IN

SCHEDULE 13D

CUSIP No. 950590109

1	NAME OF REPORTING PERSON
Castlerigg Master Investments Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /X/
(b) / /
3	SEC USE ONLY

4	SOURCE OF FUNDS
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
	ITEMS 2(d) or 2(e)	/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7	SOLE VOTING POWER
0

8	SHARED VOTING POWER
3,916,013

9	SOLE DISPOSITIVE POWER
0

10	SHARED DISPOSITIVE POWER
3,916,013

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,916,013

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/ /
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.1%

14	TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 950590109

1	NAME OF REPORTING PERSON
Sandell Asset Management Corp.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /X/
(b) / /
3	SEC USE ONLY

4	SOURCE OF FUNDS
AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
	ITEMS 2(d) or 2(e)	/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7	SOLE VOTING POWER
0

8	SHARED VOTING POWER
3,916,013

9	SOLE DISPOSITIVE POWER
0

10	SHARED DISPOSITIVE POWER
3,916,013

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,916,013

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/ /
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.1%

14	TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 950590109

1	NAME OF REPORTING PERSON
Castlerigg International Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /X/
(b) / /
3	SEC USE ONLY

4	SOURCE OF FUNDS
AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
	ITEMS 2(d) or 2(e)	/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7	SOLE VOTING POWER
0

8	SHARED VOTING POWER
3,916,013

9	SOLE DISPOSITIVE POWER
0

10	SHARED DISPOSITIVE POWER
3,916,013

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,916,013

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/ /
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.1%

14	TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 950590109

1	NAME OF REPORTING PERSON
Castlerigg International Holdings Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /X/
(b) / /
3	SEC USE ONLY

4	SOURCE OF FUNDS
AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
	ITEMS 2(d) or 2(e)	/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7	SOLE VOTING POWER
0

8	SHARED VOTING POWER
3,916,013

9	SOLE DISPOSITIVE POWER
0

10	SHARED DISPOSITIVE POWER
3,916,013

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,916,013

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/ /
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.1%

14	TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 950590109

1	NAME OF REPORTING PERSON
Thomas E. Sandell

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /X/
(b) / /
3	SEC USE ONLY

4	SOURCE OF FUNDS
AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
	ITEMS 2(d) or 2(e)	/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Sweden

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7	SOLE VOTING POWER
0

8	SHARED VOTING POWER
3,916,013

9	SOLE DISPOSITIVE POWER
0

10	SHARED DISPOSITIVE POWER
3,916,013

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,916,013

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/ /
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.1%

14	TYPE OF REPORTING PERSON
IN

INTRODUCTORY STATEMENT

This Amendment No. 5 (this “Amendment”) relates to the Schedule 13D filed on behalf of Trian Partners GP, L.P., a Delaware limited partnership (“Trian GP”), Trian Partners General Partner, LLC, a Delaware limited liability company (“Trian GP LLC”), Trian Partners, L.P., a Delaware limited partnership (“Trian Onshore”), Trian Partners Master Fund, L.P., a Cayman Islands limited partnership (“Trian Offshore”), Trian Partners Master Fund (Non-ERISA), L.P., a Cayman Islands limited partnership (“Trian Offshore (Non-ERISA)”), Trian Partners Parallel Fund I, L.P., a Delaware limited partnership (“Parallel Fund”), Trian Partners Parallel Fund I General Partner, LLC, a Delaware limited liability company (“Parallel Fund GP”), Trian Partners Parallel Fund II, L.P., a Delaware limited partnership (“Parallel Fund II”), Trian Partners Parallel Fund II GP, L.P., a Delaware limited partnership (“Parallel Fund II GP”), Trian Partners Parallel Fund II General Partner, LLC, a Delaware limited liability company (“Parallel Fund II GP LLC”), Trian Fund Management, L.P., a Delaware limited partnership (“Trian Management”), Trian Fund Management GP, LLC, a Delaware limited liability company (“Trian Management GP”, and together with the foregoing, the “Trian Entities”), Nelson Peltz, a citizen of the United States of America, Peter W. May, a citizen of the United States of America, Edward P. Garden, a citizen of the United States of America (the Trian Entities and Messrs. Peltz, May and Garden are sometimes hereinafter referred to collectively as the “Trian Filing Persons”), Castlerigg Master Investments Ltd. (“CMI”), Sandell Asset Management Corp. (“SAMC”), Castlerigg International Limited (“CIL”), Castlerigg International Holdings Limited (“CIHL”) and Thomas E. Sandell (“Sandell”, and collectively with CMI, SAMC, CIL and CIHL, the “Sandell Filing Persons” and, together with the Trian Filing Persons, the “Filing Persons”), with the Securities and Exchange Commission on December 13, 2005 (as amended by Amendment No. 1 to Schedule 13D filed by the Filing Persons with the Securities and Exchange Commission on January 17, 2006, Amendment No. 2 to Schedule 13D filed by the Filing Persons with the Securities and Exchange Commission on March 3, 2006, Amendment No. 3 to Schedule 13D filed by the Filing Persons with the Securities and Exchange Commission on April 28, 2006 and Amendment No. 4 to Schedule 13D filed by the Filing Persons with the Securities and Exchange Commission on May 31, 2006, the “Schedule 13D”), relating to the Common Shares, $.10 stated value (the “Shares”), of Wendy’s International, Inc., an Ohio corporation (the “Issuer”). Each capitalized term used but not defined herein has the meaning ascribed to such term in the Schedule 13D.

Items 5, 6 and 7 of the Schedule 13D are hereby amended and supplemented to include the following:

Item 5. Interest in Securities of the Issuer

(a) As of 4:00 pm, New York City time, on December 1, 2006, the Filing Persons beneficially owned, in the aggregate, 7,998,200 Shares, representing approximately 8.4% of the Issuer’s outstanding Shares (based upon the 118,014,000 Shares stated by the Issuer to be outstanding as of October 1, 2006 in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 13, 2006, and based, in part, on the results reported by the Issuer on November 22, 2006 of its recently completed self-tender).

(b) Each of Trian Onshore, Trian Offshore and Trian Offshore (Non-ERISA) beneficially and directly owns and has sole voting power and sole dispositive power with regard to 727,033, 2,777,305 and 162,506 Shares, respectively, except to the extent that other Filing Persons as described in the Schedule 13D may be deemed to have shared voting power and shared dispositive power with regard to such Shares. Parallel Fund beneficially and directly owns and has sole voting power and sole dispositive power with regard to 134,952 Shares, except to the extent that other Filing Persons as described in the Schedule 13D may be deemed to have shared voting power and shared dispositive power with regard to such Shares. Parallel Fund II beneficially and directly owns and has sole voting power and sole dispositive power with regard to 30,567 Shares, except to the extent that other Filing Persons as described in the Schedule 13D may be deemed to have shared voting power and shared dispositive power with regard to such Shares. Certain of the Filing Persons beneficially own 249,824 Shares that are directly owned by the Separate Account, as further described in the Schedule 13D.

CMI beneficially and directly owns and has sole voting power and sole dispositive power with regard to 3,916,013 Shares, except to the extent that other Filing Persons as described in Item 5 to the Schedule 13D may be deemed to have shared voting power and shared dispositive power with regard to such Shares.

(c) During the past sixty (60) days none of the Filing Persons have effected any transactions in the Shares.

Item 6. Contracts, Arrangements, Understandings or Relationship with Respect to Securities of the Issuer

As previously described in the Schedule 13D, Trian Management and SAMC entered into an agreement (the “Original Agreement”, and as amended by the First Amendment, the “Agreement”), which Original Agreement is filed as Exhibit 2 to the Schedule 13D. As previously described in the Schedule 13D, Trian Management and SAMC entered into an amendment to the Original Agreement (the “First Amendment”), which First Amendment is filed as Exhibit 10 to the Schedule 13D.

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On December 1, 2006, Trian Management and SAMC entered into a second amendment to the Agreement (the “Second Amendment”) pursuant to which (a) on or after January 1, 2007, Section 1of the Agreement, which provides in part that Trian Management has final approval with respect to the timing, amounts and prices of purchases and sales of Shares and that all Shares acquired and sold in accordance with the Agreement will be allocated on a pro rata basis to the Sandell Filing Persons and the Trian Filings Persons, will no longer be effective, and (b) subject to the procedures and limitations set forth in the Second Amendment, (i) SAMC granted to Trian Management certain rights of first refusal and rights of first offer in the event that on or after January 1, 2007 SAMC elects to transfer any of the Shares that any Sandell Filing Person beneficially owns and (ii) each of Trian Management and SAMC granted to one another certain tag-a-long rights in the event that a Trian Filing Person or a Sandell Filing Person elects to transfer at least 155,000 Shares in one or more related private sale transactions with an unaffiliated third party. The Second Amendment further provides that the Agreement will terminate at the time that either the Trian Filing Persons or the Sandell Filing Persons no longer beneficially own any Shares.

The foregoing descriptions of certain provisions of the Agreement and the Second Amendment are summaries only and are qualified in their entirety by reference to the actual documents, copies of which are filed as Exhibits 2 and 10 to the Schedule 13D, in the case of the Agreement and as Exhibit 12 hereto, in the case of the Second Amendment, and all of which are incorporated herein by reference.

 Item 7. Material to be Filed as Exhibits

12. Second Amendment, dated as of December 1, 2006, to the Agreement (filed as Exhibit 2 to the Schedule 13D) dated as of November 4, 2005, as amended by the First Amendment (filed as Exhibit 10 to the Schedule 13D), dated as of April 27, 2006, by and among Sandell Asset Management Corp. and Trian Fund Management, L.P.

SIGNATURE

CUSIP No. 950590109

After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

December 4, 2006

TRIAN PARTNERS GP, L.P.

By: Trian Partners General Partner, LLC, its general partner

By:
/s/ Edward P. Garden
Name: Edward P. Garden
Title: Member

TRIAN PARTNERS GENERAL PARTNER, LLC

By:
/s/ Edward P. Garden
Name: Edward P. Garden
Title: Member

TRIAN PARTNERS, L.P.

By: Trian Partners GP, L.P., its general partner

By: Trian Partners General Partner, LLC, its general partner

By:
/s/ Edward P. Garden
Name: Edward P. Garden
Title: Member

TRIAN PARTNERS MASTER FUND, L.P.

By: Trian Partners GP, L.P., its general partner

By: Trian Partners General Partner, LLC, its general partner

By:
/s/ Edward P. Garden
Name: Edward P. Garden
Title: Member

[Signature Page of Amendment No. 5 of Schedule 13D – Wendy’s International, Inc.]

TRIAN PARTNERS MASTER FUND (NON-ERISA), L.P.

By: Trian Partners GP, L.P., its general partner

By: Trian Partners General Partner, LLC, its general partner

By:
/s/ Edward P. Garden
Name: Edward P. Garden
Title: Member

TRIAN PARTNERS PARALLEL FUND I, L.P.

By: Trian Partners Parallel Fund I General Partner, LLC, its general partner

By:
/s/ Edward P. Garden
Name: Edward P. Garden
Title: Member

TRIAN PARTNERS PARALLEL FUND I GENERAL PARTNER, LLC

By:
/s/ Edward P. Garden
Name: Edward P. Garden
Title: Member

TRIAN PARTNERS PARALLEL FUND II, L.P.

By: Trian Partners Parallel Fund II GP, L.P., its general partner

By: Trian Partners Parallel Fund II General Partner, LLC, its general partner

By:
/s/ Edward P. Garden
Name: Edward P. Garden
Title: Member

TRIAN PARTNERS PARALLEL FUND II GP, L.P.

By: Trian Partners Parallel Fund II General Partner, LLC, its general partner

By:
/s/ Edward P. Garden
Name: Edward P. Garden
Title: Member

[Signature Page of Amendment No. 5 of Schedule 13D – Wendy’s International, Inc.]

TRIAN PARTNERS PARALLEL FUND II GENERAL PARTNER, LLC

By:
/s/ Edward P. Garden
Name: Edward P. Garden
Title: Member

TRIAN FUND MANAGEMENT, L.P.

By: Trian Fund Management GP, LLC, its general partner

By:
/s/ Edward P. Garden
Name: Edward P. Garden
Title: Member

TRIAN FUND MANAGEMENT GP, LLC

By:
/s/ Edward P. Garden
Name: Edward P. Garden
Title: Member

/s/ Nelson Peltz
NELSON PELTZ

/s/ Peter W. May
PETER W. MAY

/s/ Edward P. Garden
EDWARD P. GARDEN

[Signature Page of Amendment No. 5 of Schedule 13D – Wendy’s International, Inc.]

CASTLERIGG MASTER INVESTMENTS LTD.

BY: SANDELL ASSET MANAGEMENT CORP., its investment manager

By:	/s/ Thomas E. Sandell
Name: Thomas E. Sandell
Title: Chief Executive Officer

SANDELL ASSET MANAGEMENT CORP.

By:	/s/ Thomas E. Sandell
Name: Thomas E. Sandell
Title: Chief Executive Officer

CASTLERIGG INTERNATIONAL LIMITED

BY: SANDELL ASSET MANAGEMENT CORP., its investment manager

By:	/s/ Thomas E. Sandell
Name: Thomas E. Sandell
Title: Chief Executive Officer

CASTLERIGG INTERNATIONAL HOLDINGS LIMITED

BY: SANDELL ASSET MANAGEMENT CORP., its investment manager

By:	/s/ Thomas E. Sandell
Name: Thomas E. Sandell
Title: Chief Executive Officer

/s/ Thomas E. Sandell
THOMAS E. SANDELL

End of Filing

[Signature Page of Amendment No. 5 of Schedule 13D – Wendy’s International, Inc.]